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                                                                    Exhibit 99.1

CONTACTS:      Steven O. Cordier
               Vice President and CFO
               Penford Corporation
               303-649-1900
               steve.cordier@penx.com


          PENFORD CORPORATION REPORTS FIRST QUARTER FISCAL 2004 RESULTS


DENVER, CO., DECEMBER 18, 2003 - Penford Corporation (Nasdaq: PENX), a global leader in ingredient systems for food and industrial applications, today reported financial results for the first quarter of fiscal 2004 ending November 30, 2003.

Net income for the quarter ended November 30, 2003 was $0.8 million, or $0.10 per diluted share versus $3.3 million, or $0.42 per diluted share last year. Net income for the first fiscal quarter of 2004 included a $0.7 million pre-tax, non-operating expense related to unamortized transaction fees associated with the Company's prior credit agreement. Net income for the first fiscal quarter of 2003 included a pre-tax gain of $1.9 million on the sale of certain assets of Penford Australia's Hi-maize(R) business.

First quarter sales of $66.2 million increased $0.1 million over a very strong performance last year. Favorable foreign currency exchange rates and improved product mix in Australia during the first quarter of 2004 offset the impact of lower volumes at Industrial Ingredients. Consolidated gross margin as a percent of sales declined by 3.2% from the prior year. Lower volumes contributed 1.7% to the decline. Higher natural gas and Australian grain costs reduced this ratio another 1.5%. The impact of input price changes was moderated through hedge transactions and by sharing some additional costs with our customers. Input costs are expected to remain unfavorable for the first half of this year with natural gas costs significantly above a year ago and the impact of higher priced Australian grain continuing until the fiscal third quarter of 2004. Operating expenses decreased to 8.6% of sales, down from 9.6% last year.

 "The largest customers in our Industrial Ingredients segment continue to idle production, reflecting persistent soft demand for their printing and writing products. The strategic plan to develop carbohydrate products for new industrial markets is demonstrating positive results with our Liquid Natural Additives portfolio growing by 60% in fiscal 2003 and more than 10% this quarter. However, the pace of this progress has not offset the effect of a drop in demand from our core historical markets. With the objective of saving more than $2 million annually, today we announced a restructuring plan that includes a 13% reduction in force at our Industrial Business," Penford Chief Executive Officer Thomas Malkoski said. "The plan is based on extensive evaluation and analysis of our costs and strategic opportunities. It optimizes resources supporting core product markets and aligns our structure with the best growth prospects."

SEGMENT RESULTS

Sales at Industrial Ingredients decreased 9% to $32.5 million for the first quarter of fiscal 2004 compared to the same period last year driven entirely by a 9% decline in sales volumes. Retail demand for coated and uncoated grades of paper has declined over the last several months and related production curtailments by Penford's Industrial customers expanded during the first quarter of fiscal 2004. Penford remains in a strong competitive position within this segment and the market share gain realized by the Industrial business during fiscal 2003 is intact. Gross margin as a percent of sales fell to 14.0% from 16.7% because of lower production volumes and the rising cost of natural gas, a key input to the starch manufacturing process that has increased in price by 23% over the same period last year.

Sales at Australia/New Zealand rose 16.1% to $21.9 million for the first quarter of fiscal 2004, primarily due to a stronger Australian Dollar exchange rate. Sales volumes declined 4.9% on changing formulation requirements and pricing competition for goods manufactured within Australia and New Zealand. Gross margin as a percent of sales fell to 8.0% from 13.3% in the prior year due to lower volumes and a 20% increase in grain raw material costs. We expect a normal grain harvest in 2004 which will improve margins during the second half of the fiscal year. The Australian business has also implemented cost reduction measures, eliminating nine positions during the first quarter with an expectation of saving $0.4 million annually. Severance costs of $0.3 million were recorded in the first fiscal quarter of 2004.

A 3% improvement in volumes at the Food Ingredients - North America business drove revenues 3.3% higher to $11.9 million in the first quarter. Gross margin as a percent of sales was



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comparable to last year at 29.3%. Revenue from potato coating products used in quick service restaurants grew by 2% and new applications for the processed meat category increased by 35%.

INDUSTRIAL INGREDIENTS WORKFORCE REDUCTIONS

Sixteen positions are being eliminated within Penford's collective bargaining unit through permanent furloughs. An additional 22 management and administrative positions are being eliminated through terminations or early retirement programs. Most of these positions are located at the Company's Cedar Rapids facility. All affected full-time employees will be compensated through December 31, 2003 and be offered separation packages that include severance pay and outplacement. The Company anticipates reporting a pre-tax charge of $0.5 million related to severance costs in the Industrial Ingredients segment during the second fiscal quarter ended February 29, 2004.

"Over the past several weeks we have realigned commercial resources to more effectively support our growth initiatives. Reducing our workforce is a necessary but difficult decision that positions Penford more competitively in our core segments, a necessary step for improving our financial performance," Mr. Malkoski said.

CONFERENCE CALL

Penford will host a conference call to discuss first quarter financial and operational results today, December 18, 2003 at 9:00 a.m. Mountain time (11:00 a.m. Eastern time). Access information for the call and web-cast can be found at WWW.PENX.COM. A replay will be available at WWW.PENX.COM.

ABOUT PENFORD CORPORATION

Penford Corporation develops, manufactures and markets specialty natural-based ingredient systems for various applications, including papermaking, textiles and food products. Penford has nine locations in the United States, Australia and New Zealand.



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

For automated shareholder information, please call 1-888-317-2013.

    The statements contained in this release that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as "believes," "may," "will," "looks," "should," "could," "anticipates," "expects," or comparable terminology or by discussions of strategies or trends. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly affect expected results. Actual future results could differ materially from those described in such forward-looking statements, and the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that could cause actual results to differ materially are the risks and uncertainties discussed in this release, and those described from time to time in filings with the Securities and Exchange Commission which include, but are not limited to, competition; the possibility of interruption of business activities due to equipment problems, accidents, strikes, weather or other factors; product development risk; changes in corn and other raw material prices and availability; changes in general economic conditions or developments with respect to specific industries or customers affecting demand for the Company's products including unfavorable shifts in product mix; unanticipated costs, expenses or third party claims; the risk that results may be affected by construction delays, cost overruns, technical difficulties, nonperformance by contractors or changes in capital improvement project requirements or specifications; interest rate and energy cost volatility; foreign currency exchange rate fluctuations; or other unforeseen developments in the industries in which Penford operates.

                                      # # #

CHARTS TO FOLLOW



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
PENFORD CORPORATION                        Three months ended
FINANCIAL HIGHLIGHTS                          November 30,
                                          --------------------
(In thousands except per share data)       2003         2002
------------------------------------      -------      -------
                   CONSOLIDATED RESULTS

Sales                                     $66,170      $66,041

Net income                                $   845      $ 3,298

Earnings per share, diluted               $  0.10      $  0.42


                   RESULTS BY SEGMENT

INDUSTRIAL INGREDIENTS:

Sales                                     $32,526      $35,688
Gross margin                                 14.0%        16.7%
Operating income                            1,548        2,804

FOOD INGREDIENTS - NORTH AMERICA:

Sales                                     $11,893      $11,511
Gross margin                                 29.3%        29.6%
Operating income                            1,900        1,700

AUSTRALIA/NEW ZEALAND:

Sales                                     $21,944      $18,903
Gross margin                                  8.0%        13.3%
Operating income                              524        1,447

                                            November 30,    August 31,
                                               2003            2003
                                            ------------    ----------
Current assets                               $ 79,917        $ 76,285
Property, plant and equipment, net            131,271         128,776
Other assets                                   49,026          45,832
                                             --------        --------
   Total assets                              $260,214        $250,893
                                             ========        ========

Current liabilities                            34,983          37,272
Long-term debt                                 80,942          76,696
Other liabilities                              49,384          49,040
Shareholders' equity                           94,905          87,885
                                             --------        --------
   Total liabilities and equity              $260,214        $250,893
                                             ========        ========



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

PENFORD CORPORATION                                     Three months ended
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)              November 30,
                                                   ----------------------------
(In thousands except share and per share data)        2003             2002
----------------------------------------------     -----------      -----------
Sales                                              $    66,170      $    66,041

Cost of sales                                           56,359           54,156
                                                   -----------      -----------
   Gross margin                                          9,811           11,885

Operating expenses                                       5,691            6,368
Research and development expenses                        1,502            1,411
                                                   -----------      -----------

   Income from operations                                2,618            4,106

Non-operating income (expense), net                       (278)           1,912
Interest expense                                        (1,107)          (1,581)
                                                   -----------      -----------

   Income before income taxes                            1,233            4,437

Income taxes                                               388            1,139
                                                   -----------      -----------

Net income                                         $       845      $     3,298
                                                   ===========      ===========

Weighted average common shares and equivalents
   outstanding, diluted                              8,727,732        7,883,796

Earnings per share, diluted                        $      0.10      $      0.42

Dividends declared per common share                $      0.06      $      0.06


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